JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)(1)
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The undersigned acknowledge and agree that the Schedule 13G to which this agreement relates is filed on behalf of each of the undersigned and that all subsequent amendments to the Schedule 13G to which this agreement relates shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.  This agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated:  February 17, 2015

By:	RenaissanceRe Ventures Ltd.

By:	/s/ Stephen H. Weinstein
Name:	Stephen H. Weinstein
Title:	Senior Vice President, General Counsel and Secretary
Date:	February 17, 2015

By:	Renaissance Other Investments Holdings II Ltd.

By:	/s/ Stephen H. Weinstein
Name:	Stephen H. Weinstein
Title:	Senior Vice President, General Counsel and Secretary
Date:	February 17, 2015

By:	RenaissanceRe Holdings Ltd.

By:	/s/ Stephen H. Weinstein
Name:	Stephen H. Weinstein
Title:	Senior Vice President, General Counsel and Secretary
Date:	February 17, 2015